Exhibit 21.1

REYNOLDS AMERICAN INC.

SUBSIDIARIES

(As of January 18, 2017)

Name of Entity	Place of Incorporation
American Snuff Company, LLC	Delaware
Conwood Holdings, Inc.	Delaware
Kentucky BioProcessing, Inc.	North Carolina
LOEC, Inc.	Delaware
Lorillard, LLC	Delaware
Lorillard Holdings Company, Inc.	Delaware
Lorillard Licensing Company LLC	North Carolina
Lorillard Q-Tech, Inc.	Delaware
Lorillard Technologies, Inc.	Delaware
Niconovum USA, Inc.	North Carolina
Niconovum AB	Sweden
Northern Brands International, Inc.	Delaware
One Park Media Services, Inc.	Delaware
R. J. Reynolds Global Products, Inc.	Delaware
R.J. Reynolds Tobacco B.V.	Netherlands
R.J. Reynolds Tobacco (CI), Co.	Cayman Islands
R.J. Reynolds Tobacco Co.	Delaware
R. J. Reynolds Tobacco Company	North Carolina
R.J. Reynolds Tobacco C.V. (1)	Netherlands
R.J. Reynolds Tobacco Holdings, Inc.	Delaware
R. J. Reynolds Tobacco International, Inc.	Delaware
R. J. Reynolds Vapor Company	North Carolina
Reynolds Asia-Pacific Limited	Hong Kong
Reynolds Finance Company	Delaware
Reynolds Innovations (China) Limited	China
Reynolds Innovations Inc.	North Carolina
Reynolds International Holdings B.V.	Netherlands
Reynolds Technologies, Inc.	Delaware
RAI Innovations Company	North Carolina
RAI International, Inc.	Delaware
RAI Services Company	North Carolina
RAI Strategic Holdings, Inc.	North Carolina
RAI Trade Marketing Services Company	North Carolina
RJR Realty Relocation Services, Inc.	North Carolina
Rosswil LLC	Delaware
Santa Fe Natural Tobacco Company, Inc.	New Mexico
S.F. Imports, Inc.	Delaware
Spot You More, Inc.	North Carolina
Santa Fe Natural Tobacco Company Foundation (2)	New Mexico
Reynolds American Foundation (2)	North Carolina

(1)	Limited partnership owned 10% by R. J. Reynolds Global Products, Inc. and 90% by R.J. Reynolds Tobacco Co. (Delaware entity)
(2)	Non-profit corporation